UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2012

CNO Financial Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31792	75-3108137
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
11825 North Pennsylvania Street
Carmel, Indiana  46032
(Address of Principal Executive Offices) (Zip Code)

(317) 817-6100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On April 20, 2012, CNO Financial Group, Inc. (the "Company") announced that its subsidiary, Conseco Life Insurance Company ("Conseco Life"), has reached a tentative settlement in the Nicholas putative class action litigation pending in the United States District Court for the Northern District of Illinois. The Nicholas litigation involves changes implemented in late 2011 to some non-guaranteed elements in certain universal life policies sold by Conseco Life prior to its acquisition by the Company's predecessor. The tentative settlement covers current and certain former holders of Valulife and Valuterm universal life policies in all states. Under the tentative settlement, the cost of insurance increase implemented by Conseco Life beginning in November 2011 will be reduced for those policyholders and they will receive certain policy benefit enhancements. Individuals whose Valulife or Valuterm policy terminated after the November 2011 increase will have the option to reinstate their policies with similar changes or elect a cash settlement option. In addition, the settlement provides that Conseco Life will not increase the cost of insurance or expense charges on this block of policies for five years.
After a hearing held on April 19, 2012, the judge in the Nicholas case took under advisement Conseco Life's requests for: (i) the designation of a nationwide class for the purpose of approving the tentative settlement; and (ii) an injunction to stay any other litigation involving the cost of insurance increase implemented by Conseco Life in November 2011 on the Valulife and Valuterm policies that are at issue in the Nicholas litigation. The judge also took under advisement a motion to intervene and a motion to transfer venue to the United States District Court for the Central District of California, which motions were filed by the plaintiff in the litigation pending in the United States District Court for the Central District of California as Celedonia X. Yue, M. D. on behalf of the class of all others similarly situated, and on behalf of the General Public v. Conseco Life Insurance Company, Cause No. CV11-9506 AHM (SHx). The judge has set a hearing for May 18, 2012 to hear further argument on the pending motions. If the court in the Nicholas case approves the designation of a class for purposes of settlement, final approval of the settlement would be subject to a court fairness hearing after notice to the inforce and former policyholders covered by the settlement and other conditions.
In connection with the tentative settlement, the Company expects to record a pre-tax charge of approximately $20 million in its Other CNO Business segment for the quarter ended March 31, 2012. The tentative settlement is expected to reduce the Company's consolidated risk-based capital ratio by approximately six percentage points. The liability the Company expects to establish at March 31, 2012 related to the tentative settlement includes its best estimates of the costs of implementing the tentative settlement, if approved by the court. While the Company believes its estimates are adequate to cover these costs, the estimates are subject to significant judgment and it is possible that the estimates will prove insufficient to cover the actual costs.
A copy of the Company's press release is attached hereto as Exhibit 99.1.

Item 9.01(d).	Financial Statements and Exhibits.

99.1	Press release of CNO Financial Group, Inc. dated April 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNO Financial Group, Inc.

Date: April 20, 2012
	By:	/s/ John R. Kline
John R. Kline
Senior Vice President and Chief Accounting Officer

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